Monday, April 1, 2013

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES DONALD E. WHITE JOINS SALISBURY BANCORP, INC. AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Lakeville, Connecticut, April 1, 2013/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced that Donald E. White was appointed to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective April 1, 2013.

“We are very pleased to have Don White join our leadership team. Don brings proven skills in balance sheet strategy, asset liability management, strategic planning and investment portfolio and treasury management,” said Rick Cantele, President and Chief Executive Officer. “His expertise in asset liability management and balance sheet strategy will serve us well in the current challenging economic environment. Don’s background and experience will help us continue to achieve our objectives of excellence in both our financial performance and fiscal accountability to our shareholders.”

Prior to this appointment, Mr. White served as a Managing Director of Sandler O’Neill + Partners L.P., a full-service investment banking firm and broker-dealer focused on the financial services sector, headquartered in New York, NY. In addition, he brings prior experience as an executive and financial officer with two other Connecticut based depository institutions. In such prior positions, Mr. White was responsible for accounting and financial oversight, regulatory reporting, investment portfolio management, liquidity and interest rate risk management.

Mr. White, age 48, is a graduate of the University of Connecticut, Storrs, CT with a Master of Business Administration and a Bachelor of Science in Finance. He also holds a Certificate of Primary Studies from the Institute of Financial Education, Chicago, IL.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.